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                                                                      Exhibit 23



                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Ambac Financial Group, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-52449) of Ambac Financial Group, Inc. of our report dated June 24, 2002, relating to the statements of net assets available for plan benefits of Ambac Financial Group, Inc. Savings and Incentive Plan as of December 31, 2001 and 2000 and the related statements of changes in net assets available for plan benefits for the years then ended and the related supplemental schedules - schedule H, line 4(i), schedule of assets (held at end of year) as of December 31, 2001 and schedule H, line 4(j), schedule of reportable transactions for the year ended December 31, 2001, which report appears in the annual report on Form 11-K of Ambac Financial Group, Inc.


/s/ KPMG LLP
New York, New York
June 24, 2002